Exhibit 10.8

July 3, 2016

Victor Heutz
15 Labrador Drive Kendall Park, NJ 08824

Dear Victor,

We are pleased to offer you the position of Chief Operations Officer with Noodles & Company. This offer is contingent upon your successful completion of a background check. Below are the details of your new position:

•	Your start date is August 1st, 2016.

•	Your title is Chief Operations Officer.

•	You will report to Kevin Reddy, CEO and Chairman of the Board.

•	Your base pay will be $325,000 on an annual basis, paid bi-weekly less payroll deductions and all required withholdings.

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You will also receive an initial grant of 35,000 nonqualified stock options and 9,000 RSUs, under the Company’s Stock Option Plan, based on the approval of the compensation committee of Noodles & Company Board of Directors. The grant shall have a 4-year level vesting period.

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Noodles & Company has agreed to provide you with a sign-on bonus of $50,000.00. Please review and sign the terms and conditions contained in Noodles & Company’s Cash Advance Agreement, which includes an 18-month payback clause.

•	You will be reimbursed for actual COBRA premium payments prior to enrolling in the Noodles and Company benefits plan, which will go into effect September 1st, 2016, based on your start date.

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You will be eligible to be considered for an annual merit review for fiscal year 2016 so long as you remain employed with Noodles & Company. The review might lead to an increase in your compensation, and is tied to your annual performance review and performance criteria.

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You will be eligible to participate in the 2016 Company Bonus Program depending on both the company’s and your performance. Your bonus target is 50% of your annual salary. You must be actively employed by Noodles & Company at the time the bonus is paid out. The terms and conditions of the bonus plan may vary from year to year.

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Noodles & Company offers a variety of benefits for you, your spouse or domestic partner, and your family. Please refer to the 2016-2017 Employee Benefits Summary included with this letter for additional information. You will be able to enroll for your benefits online 48 hours after your start date. If you choose to enroll, your benefits will be effective on the 1st of the month following 30 days from your start date. Employee health premiums are deducted from each bi-weekly paycheck on a pre-tax basis. Please note the deadline for benefits enrollment is 30 days from your benefits effective date.

•	You will be eligible for a monthly car allowance of $600/month along with normal expense reimbursement for your travel.

•	You will accrue 25 days of PTO annually.

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In regards to relocation, our primary focus is your ability to have impact and get results. If you are able to do this and do it well, while not living in Denver, then there would be no need to move in your current role. If there was a promotional opportunity, a relocation to the Denver area would be expected. At that time, we would offer an appropriate relocation package based on market conditions and level of position being promoted to within the organization.

Noodles & Company maintains that all employment offers are contingent upon the successful results of the background check. You understand that the terms of this letter do not imply employment for a specific period. Your employment is at will; either you or the Company can terminate it at any time, with or without cause. The Company reserves the right to amend the bonus and benefits plans as necessary.

We look forward to having you join us in what we expect will be a mutually rewarding relationship and great career move for you. If you have questions, please contact me at 303.710.5955.

Sincerely,

/s/ SUE PETERSEN
Sue Petersen
Vice President, HR Talent

Please sign below to accept this offer and return a scanned copy to me. Please keep a copy for your personal files.

Signature /s/ VICTOR HEUTZ     Date 7/5/2016

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